Exhibit 16.1

Deloitte.

Deloitte & Touche LLP

5140 Yonge Street

Suite 1700

Toronto ON M2N 6L7

Canada

Tel: 416 601-6363

Fax: 416 601-6440

www.deloitte.ca

April 6, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We had read Item 4.01 of Yak Communications Inc.’s Form 8-K dated March 25, 2005, and have the following comments:

1. We agree with the statements made in the first through fourth paragraphs; the fifth paragraph (except for the fourth sentence, and except for the comment with respect to Horwath Orenstein LLP in the fifth sentence); the sixth paragraph, the first sentence of the eighth paragraph, and the ninth and tenth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fourth sentence of the fifth paragraph, the fifth sentence of the fifth paragraph with respect to Horwath Orenstein LLP, the seventh paragraph, and the second sentence of the eighth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Audit.Tax.Consulting.Financial Advisory.	Member of
Deloitte Touche Tohmatsu